Exhibit 15

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR THIS WARRANT OR SUCH SECURITIES ARE SOLD ON THE TEL AVIV STOCK EXCHANGE IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE WARRANT AND/OR SUCH SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE OR FOREIGN LAW.

WARRANT TO PURCHASE ORDINARY SHARES

Tower Semiconductor Ltd., an Israeli company (“the Company”), whose shares are currently traded on Nasdaq and the Tel Aviv Stock Exchange (“TASE”) hereby grants to BANK HAPOALIM B.M. (“the Holder”), the right to purchase from the Company the number of Ordinary Shares of the Company, nominal value NIS. 1.00 (one New Israel Sheqel) (“the Ordinary Shares”) specified below, subject to the terms and conditions set forth below, effective as of September 10, 2007 (“the Effective Date”).

1.	NUMBER OF ORDINARY SHARES AVAILABLE FOR PURCHASE

This Warrant may be exercised to purchase 1,470,588 (one million, four hundred and seventy thousand and five hundred and eighty-eight) of the Company’s Ordinary Shares, with each Ordinary Share having a value calculated as set forth in Section 2 below, subject to adjustment under Section 7 of this Warrant (“the Warrant Shares”).

2.	Exercise Price

The exercise price for each Warrant Share purchasable hereunder shall be, subject to adjustment under Section 7 of this Warrant, US $2.04 (two United States Dollars and four US cents) per share (“the Warrant Price”).

2A.	TERM

This Warrant may be exercised in whole during the period beginning from the Effective Date and ending on March 31, 2010 (“the Expiration Date”), provided that the Expiration Date shall automatically be extended to be the date, if any, after March 31, 2010 upon which all obligations of the Company under the Equipment Facility Agreement, dated September 10, 2007, between the Holder and the Company (“the Equipment Facility Agreement”) have been fully discharged. For the avoidance of doubt, nothing in this Warrant shall derogate from the provisions of the Equipment Facility Agreement, including, inter alia, those establishing March 31, 2010 as the “Final Equipment Facility Maturity Date”.

3.	EXERCISE OF WARRANT

This Warrant may be exercised in whole or in part, on one or more occasions during its term. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder.

(a)	Exercise for Cash

To exercise for cash, the Notice of Exercise must be accompanied by payment in full of the amount of the aggregate purchase price of the Warrant Shares being purchased upon such exercise in immediately available funds.

(b)	Net Exercise

In lieu of the payment method set forth in Section 3(a) above, the Holder may elect to exchange the Warrant for a number of Warrant Shares equal to the increase in value of the Warrant Shares otherwise purchasable hereunder on the date of exchange. If the Holder elects to exchange this Warrant as provided in this Section 3(b), the Holder shall tender to the Company the Warrant along with the Notice of Exercise and the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

where:

X	=	Y	( A –B )
A

X	=	the number of Warrant Shares to be issued to the Holder;

Y	=	the number of Warrant Shares purchasable under this Warrant (as adjusted to the date of such calculation, but excluding those Ordinary Shares already issued under this Warrant or Warrant Shares purchasable under this Warrant but not being exercised);

A	=	the Fair Market Value (as defined below) of 1 (one) Ordinary Share; and

B	=	Warrant Price (as adjusted to the date of such calculation).

“Fair Market Value” of an Ordinary Share shall mean:

(i)	if the Ordinary Shares are listed on a national securities exchange or are quoted on the Nasdaq Global Market (NASDAQ/NGS) (“NASDAQ”), then the closing or last sale price, respectively, reported on the last trading day immediately preceding the exercise date, as reported by NASDAQ or the principal national securities exchange upon which the Ordinary Shares are listed or traded; provided that, if the Ordinary Shares are listed on NASDAQ and another national securities exchange, the applicable price shall be the price reported by NASDAQ;

(ii)	if the Ordinary Shares are not listed on a national securities exchange or quoted on NASDAQ, but are traded in the over-the-counter market, then the mean of the closing bid and asked prices as reported on the last trading day immediately preceding the exercise date;

(iii)	if the Ordinary Shares are not publicly traded, then as determined by the Company’s Board of Directors in good faith.

The exchange of this Warrant as provided in this Section 3(b) may not be utilized on more than 3(three) occasions.

(c)	Issuance of Shares on Exercise

The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable thereafter, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full as required above. In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

4.	FRACTIONAL INTEREST

No fractional shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares, the Company shall make a cash payment therefor upon the basis of the current market price of such shares then in effect as determined in good faith by the Company’s Board of Directors.

5.	WARRANT CONFERS NO RIGHTS OF SHAREHOLDER

Except as otherwise set forth in this Warrant, the Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise resulting in the purchase of any Warrant Shares.

6.	INVESTMENT REPRESENTATION

Neither this Warrant nor the Warrant Shares issuable upon the exercise of this Warrant have been registered under the Securities Act, or any other securities laws. The Holder acknowledges by acceptance of the Warrant that (a) it has acquired this Warrant for investment and not with a view to distribution; (b) it has either a pre-existing personal or business relationship with the Company, or its executive officers, or by reason of its business or financial experience, it has the capacity to protect its own interests in connection with the transaction; and (c) it is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act. The Holder agrees that any Warrant Shares issuable upon exercise of this Warrant will be acquired for investment and not with a view to distribution and such Warrant Shares will not be registered under the Securities Act and applicable state securities laws and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the Securities Act and applicable state securities laws, or based on an opinion of counsel reasonably satisfactory to the Company, an exemption from such registration and qualification is available. The Holder, by acceptance hereof, consents to the placement of legend(s) on all securities hereunder as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

7.	ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES

The number and kind of securities purchasable initially upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)	Adjustment for Shares Splits and Combinations

If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)	Adjustment for Certain Dividends and Distributions

In the event the Company at any time, or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional shares of Ordinary Shares, then and in each such event, the number of Ordinary Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Ordinary Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution; and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Ordinary Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Ordinary Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 7(b) as of the time of the actual payment of such dividends or distribution.

(c)	Adjustments for Other Dividends and Distributions

In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised for Ordinary Shares immediately prior to such event (or the record date for such event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section and the Company’s Articles of Association with respect to the rights of the Holder.

(d)	Adjustment for Reclassification, Exchange and Substitution

If the Ordinary Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Ordinary Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

(e)	Reorganization, Mergers, Consolidations or Sales of Assets

If at any time or from time to time there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision,

combination, reclassification or exchange of shares as provided for elsewhere in this subsection), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this subsection and the Company’s Articles of Association (including adjustment of the number of Ordinary Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(f)	Other Transactions

In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Warrant Shares or by procuring that the Holder shall be entitled, on economically proportionate terms, to acquire additional shares of the spun-off or split-off entities.

(g)	Rights Offerings

If the Company, at any time and from time to time, shall fix a record date for, or shall make a distribution to, its shareholders of rights or warrants to subscribe for or purchase any security (collectively, “Rights”), then, in each such event, the Company will provide the Holder, concurrently with the distribution of the Rights to its shareholders, identical rights, having terms and conditions identical to the Rights (for the avoidance of doubt, exercisable at the same time as the Rights), in such number to which the Holder would be entitled had the Holder exercised this Warrant in full immediately prior to the record date for such distribution, or if no record date shall be fixed, then immediately prior to such distribution, as applicable. Nothing in this Section 7 shall require the Company to complete any such distribution of Rights to its shareholders, including following the record date thereof, unless required pursuant to the terms of such distribution and, if such distribution of Rights to its shareholders is not completed in conformity with the terms of such distribution, then the Company shall be entitled not to complete the provision of rights to the Holder pursuant to this Section 7(g) above.

(h)	General Protection

The Company will not, by amendment of its Articles of Association or other charter document or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

(i)	Notice of Capital Changes

If at any time the Company shall offer for subscription pro rata to the holders of Ordinary Shares any additional shares of any class, other rights or any equity security of any kind, or there shall be any capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another company or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company, or other transaction described in this Section 7, then, in any one or more of the said cases, the Company shall give the Holder written notice, by registered or certified mail, postage prepaid, of the date on which: (i) a record shall be taken for such subscription rights; or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of Ordinary Shares shall participate in such subscription rights, or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. Such written notice shall be given at least 14 (fourteen) days prior to the action in question and not less than 14 (fourteen) days prior to the record date in respect thereto.

(j)	Adjustment of Warrant Price

Upon each adjustment in the number of Ordinary Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Ordinary Shares purchasable hereunder shall be adjusted.

(k)	Notice of Adjustments

Whenever the Warrant Price or the number of Ordinary Shares purchasable hereunder shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Ordinary Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

8.	TRANSFER OF THIS WARRANT OR SHARES

ISSUABLE ON EXERCISE HEREOF

(a)

With respect to any offer, sale or other disposition of this Warrant or securities into which such Warrant may be exercised, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with, if reasonably requested by the Company, a written opinion of such Holder’s counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect); provided, however, that no legal opinion shall be required if the transfer will be effected on TASE and the Holder represents to the Company that the applicable conditions under Regulation S under the Securities Act have been satisfied and applicable statutory lock-ups under the Israeli Securities Law do not apply or are being or have been satisfied. If the proposed transfer is intended to rely on a Regulation D exemption under the Securities Act, such opinion letter and all such transferees must warrant and represent that they are an “accredited” investor as that term is defined under Regulation D of the Securities Act. Promptly, as practicable, upon receiving such written notice and opinion and warranties and representations, if so requested, the Company, as promptly as practicable, shall deliver to the Holder one or more replacement Warrant certificates on the same terms and conditions as this Warrant for delivery to the transferees. Each Warrant thus transferred and each certificate representing the securities thus transferred shall bear legend(s) as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Any provision of this Warrant to the contrary notwithstanding, the Holder may not offer, sell or otherwise dispose of this Warrant to any third party, other than: (i) to a wholly owned subsidiary of Bank Hapoalim; or (ii) to any other transferee approved by the Company in writing with such approval not to be unreasonably withheld.

(b)	In the event that the Company or its shareholders receive an offer to transfer all or substantially all of the shares in the Company, or to effect a merger or acquisition or sale of all or substantially all of the assets of the Company, then the Company shall promptly inform the Holder in writing of such offer.

9.	REGISTRATION RIGHTS

The Company covenants and agrees as follows:

(a)	Definitions

For purposes of this Section 9 (including, for the avoidance of doubt, 9A-9F):

(i)	“Registrable Shares” means: (1) the Warrant Shares; and (2) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Warrant Shares; provided, however, that any exercise of this Warrant in connection with an exercise of rights to registration under this Section 9 may be made conditional upon the closing of the offering contemplated by such registration;

(ii)	“register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction;

(iii)	“Investor Holders” refers to SanDisk Corporation, Alliance Semiconductor Corp., Macronix International Co., Ltd., QuickLogic Corporation, and The Israel Corporation Ltd. and any additional parties that entered into share purchase agreements with the Company prior to the closing of and that closed simultaneously with the Share Purchase Agreement dated as of July 4, 2000 by and between the Company and SanDisk Corporation or any successors thereto or permitted assignees thereof;

(iv)	“1934 Act” means the Securities Exchange Act of 1934, as amended;

(v)	“SEC” means the United States Securities and Exchange Commission.

(vi)	“ISA” means the Israel Securities Authority or any similar or successor agency of Israel administering the Israeli Securities Law.

(vii)	“Israeli Securities Law” means the Israeli Securities Law, 5728-1968 (including the regulations promulgated thereunder).

(b)	Incidental Registration

If the Company at any time proposes to register any of its securities (other than a registration of securities to be offered to employees, directors or consultants pursuant to a benefit plan on Form S-8 or a registration in connection with a merger, an exchange offer or any acquisition), it shall give notice to the Holder of such intention. Upon the written request of the Holder given within 20 (twenty) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Shares indicated in such request, so as to permit the disposition of the shares so registered at the expense of the Company.

Notwithstanding any other provision of this Section 9(b), in the event that the Company is undertaking a registration of its securities and the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of Ordinary Shares to be underwritten, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, Ordinary Shares held by any shareholders other than the Investor Holders pro rata to their respective shareholdings in the Company.

(c)	Assignment of Registration Rights

The rights to cause the Company to register Registrable Shares pursuant to the registration rights under this Section 9 (“Registration Rights”) may be assigned by a Holder to a transferee or assignee of such shares to the same extent as permitted by Section 8 of this Warrant.

(d)	No Conflicting Agreements

The Company represents and warrants to the Holder that the Company is not a party to any agreement that conflicts in any manner with the Holder’s rights to cause the Company to register Registrable Shares pursuant to the Registration Rights. The Company covenants and agrees that it shall not, without the prior written consent of the holders of a majority of the outstanding Registrable Shares, amend, modify or restate the Registration Rights if the Holder would be adversely affected by the amendment in a different manner than other holders of “Registrable Shares” similarly situated.

(e)	Rights and Obligations Survive

Exercise and Expiration of Warrant

The rights and obligations of the Company and the Holder set forth in this Section 9 and in the Registration Rights shall survive the exercise, conversion and expiration of this Warrant.

9A.	Indemnification

In the event that any Registrable Shares are included in any registration statement in accordance herewith (a “Registration Statement”):

(a)

to the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Holder, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls the Holder within the meaning of the Securities Act or 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC or the ISA, whether pending or threatened, whether or not a person to be indemnified is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Shares are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, preliminary prospectus, final prospectus or “free writing prospectus” (as such term is defined in Rule 405 under the Securities Act) or any amendment or supplement to any such prospectus or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any other law, including, without limitation, any state securities law, the Israel Securities Law or any rule or regulation thereunder relating to the offer or sale of the Registrable Shares pursuant to a Registration Statement or (iv) any material violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). Subject to Section 9A(c), the Company shall reimburse the Indemnified Persons promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 9A(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for inclusion in any such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus or any such amendment thereof or supplement thereto and (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Shares by the Holder pursuant to Section 9.

(b)

In connection with any Registration Statement in which the Holder is participating, the Holder agrees, severally and not jointly, to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 9A(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act or the 1934 Act (each an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for inclusion in Registration Statement, preliminary prospectus, final prospectus or free writing prospectus and, subject to Section 9A(c), the Holder will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 9A(b) and the agreement with respect to contribution contained in Section 9B shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Holder; provided, further, however, that the Holder shall be liable under this Section 9A for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Shares pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive any transfer of the Registrable Shares by the Holder.

(c)

Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 9A of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 9A, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Holder. The Indemnified Party or Indemnified Person shall cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or

Indemnified Party under this Section 9A, except to the extent that the indemnifying party is prejudiced in its ability to defend such action but the omission to so notify the indemnifying party will not relieve such indemnifying party of any liability that it may have to any Indemnified Person or Party otherwise than under this Section 9A(c), including under Section 9A(e).

(d)	The indemnification required by this Section 9A shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e)	The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

9B.	CONTRIBUTION

To the extent any indemnification by an indemnifying party is prohibited or limited by law or insufficient to hold an Indemnified Person or an Indemnified Party, as the case may be, harmless, then the indemnifying party, in lieu of indemnifying such Indemnified Person or Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Person or Indemnified Party as a result of such Claims and Indemnified Damages (each as defined in Section 9A(a) above) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person or Indemnified Party, as the case may be, on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the Indemnified Person or Indemnified Party, as the case may be, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person or Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

Notwithstanding the foregoing, (i) no person involved in the sale of Registrable Shares, which person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale, shall be entitled to contribution from any person involved in such sale of Registrable Shares who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Shares shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Shares pursuant to such Registration Statement.

9C.	OBLIGATIONS OF THE COMPANY

(a)	Following the filing and effectiveness of any Registration Statement with the SEC, the Company shall keep the Registration Statement effective pursuant to Rule 415 of the Securities Act and under the Israel Securities Law at all times until the earlier of (i) the date as of which the Holder confirms to the Company in writing that it may sell all of the Registrable Shares covered by such Registration Statement without restriction pursuant to all of the following: (x) Rule 144(k) under the Securities Act, (y) the Israel Securities Law and (z) other securities or “blue sky” laws of each jurisdiction in which the Company obtained a registration or qualification in accordance with Section 9C(d) below or (ii) the date on which the Holder shall have sold all the Registrable Shares covered by such Registration Statement (A) in accordance with such Registration Statement) or (B) to the public pursuant to Rule 144 under the Securities Act (the “Registration Period”), the Company to ensure that such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, subject to Section 9C(e) below.

(b)

The Company shall prepare and file with the SEC and the ISA (to the extent required) such amendments (including post-effective amendments) and supplements to each Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 under the Securities Act or under the Israel Securities Law, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act and the Israel Securities Law with respect to the disposition of all Registrable Shares of the Company covered by such Registration Statement until such time as all of such Registrable Shares shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement, which, for the avoidance of doubt, shall include sales on the Nasdaq Stock Market and the TASE, as well as sales not made on such exchanges. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to the Agreement (including pursuant to this Section 9C(b) by reason of the Company filing a report on Form 20-F, Form 6-K or any analogous report under the 1934 Act), the Company shall have incorporated such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC and the ISA on the same day on which the 1934 Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement.

(c)	The Company shall furnish the Holder whose Registrable Shares are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least three (3) copies of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus (or such other number of copies as such Holder may reasonably request), (ii) upon the effectiveness of any Registration Statement, at least ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus and of any Registration Statements and prospectuses filed with the ISA, as the Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Shares owned by the Holder.

(d)

The Company shall use its best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holder of the Registrable Shares covered by a Registration Statement under such other securities or “blue sky” laws of all the states of the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 9C(d), or (y) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Holder who holds Registrable Shares of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(e)	The Company shall notify the Holder in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its best efforts to minimize the period of time during which a Registration Statement includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify the Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed so that the Registration Statement does not include an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Holder by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC or the ISA for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(f)

The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Holder who holds Registrable Shares being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(g)	The Company shall cause all the Registrable Shares covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, including the NASDAQ and the TASE and the Company shall, not later than the effective date of a Registration Statement, deliver to the Holder a copy of the approvals of the TASE and the NASDAQ (and/or any other exchange, if applicable) to the listing of the Registrable Shares covered by such Registration Statement on such exchange.

(h)	The Company shall cooperate with the Holder who holds Registrable Shares being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Shares to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holder may reasonably request and registered in such names as the Holder may request.

(i)	The Company shall provide a transfer agent and registrar of all Registrable Shares and a CUSIP number not later than the effective date of the applicable Registration Statement.

(j)	If requested by the Holder, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as the Holder requests to be included therein, information with respect to the number of Registrable Shares being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Shares to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by the Holder of such Registrable Shares.

(k)	In the event of any underwritten public offering of the Registrable Shares, enter into and perform its obligations under an underwriting agreement with usual and customary terms that are generally satisfactory to the managing underwriter of such offering. The Holder shall also enter into and perform its obligations under such an agreement (the terms of which must be satisfactory to the Holder if the Holder is to participate in such offering).

(l)	The Company shall afford the Holder and its representatives (including counsel) the opportunity at any time and from time to time during the Registration Period to make such examinations of the business affairs and other material financial and corporate documents of the Company and its subsidiaries as the Holder may reasonably deem necessary to satisfy itself as to the accuracy of the registration statement (subject to a reasonable confidentiality undertaking on the part of the Holder and its representatives).

(m)	The Company shall furnish, at the request of the Holder in connection with the registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Registration Statement with respect to such securities becomes effective and on the date of each post-effective amendment thereof: (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder; and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder.

(n)	The Company shall comply with all applicable rules and regulations of the SEC and shall make generally available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act as soon as practicable after the effective date of the Registration Statement and in any event no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement.

9D.	OBLIGATIONS OF HOLDER

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in the first sentence of Section 9C(e) or in Section 9C(f), such Holder will immediately discontinue disposition of Registrable Shares pursuant to any Registration Statement(s) covering such Registrable Shares until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by the first sentence of Section 9C(e) or receipt of notice that no supplement or amendment is required.

9E.	EXPENSES OF REGISTRATION

All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 9 (including, for the avoidance of doubt, Sections 9A – 9F), including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, fees and disbursements of counsel to the Company and the Holder, including in connection with such examinations described in Section 9C(l) above, shall be paid by the Company.

9F.	REPORTS UNDER THE 1934 ACT

With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holder to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144;

(b)	file with the SEC in a timely manner all reports and other documents required by the Company under the Securities Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)

furnish to the Holder so long as the Holder owns Registrable Shares, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holder to sell such securities pursuant to any rule or regulation of the SEC allowing the Holder to sell any securities without registration.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company represents, warrants and covenants to the Holder as follows:

(a)	this Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;

(b)	the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights;

(c)	the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Certificate of Incorporation, Memorandum of Association or Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company and, except for consents that have already been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local governmental authority or agency or other person;

(d)	that it shall, upon the request of the Holder, procure the approvals required in order to list the Warrant Shares for trading on TASE; and

(e)	the representations and warranties set forth in Section 3.8 of the Conversion Agreement, dated September 28, 2006, between the Company and the Holder are true and correct on the date hereof as if made on the date hereof, the Company acknowledging that the Holder is acquiring the Warrant in full reliance upon the representations and warranties made by the Company in this Warrant, including this Section 10(e).

11.	MISCELLANEOUS

In this Warrant:

(a)	Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations.

(b)	Any reference in this Warrant to a specific form or to any rule or regulation adopted by the SEC shall also include any successor form or amended or successor rule or regulation subsequently adopted by the SEC, all as the same may be in effect at the time.

(c)	Any reference in this Agreement to a statute, act or law shall be construed as a reference to such statute, act or law as the same may have been, or may from time to time be, amended or reenacted.

(d)	A “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of the aforegoing.

(e)	“Including” and “includes” means, including, without limiting the generality of any description preceding such terms.

(f)	The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

12.	LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate, provided that if this Warrant has been amended, at the request of the Holder, the Company shall issue an amended and restated Warrant certificate reflecting such amendment or amendments. In addition, but without derogating from the aforesaid, if this Warrant has been amended, the Holder shall have the right, at the option of the Holder, at any time and, if applicable, from time to time, to surrender this Warrant certificate and receive an amended and restated Warrant certificate reflecting any such amendment or amendments.

13.	NOTICES

Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or 3 (three) business days after deposit if deposited in the mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to the Holder:	Bank Hapoalim B.M.
Corporate Division
Migdal Levenstein
23 Menachem Begin Road
Tel Aviv
Attention: Head of Corporate Division
Facsimile: (03) 567-2995

If to the Company:	Tower Semiconductor Ltd.
P.O. Box 619
Ramat Gabriel Industrial Zone
Migdal Haemek 23105
Israel
Attention: Chief Financial Officer
Facsimile: (04) 604-7242

with a copy to:	Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv
Israel
Attention: David H. Schapiro, Adv.
Facsimile: (03) 608-7714

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressees notice of such new address in conformance with this paragraph.

14.	APPLICABLE LAW; JURISDICTION

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel as applicable to contracts between two residents of the State of Israel entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Warrant shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

Dated: September 10, 2007

for TOWER SEMICONDUCTOR LTD.

By:	/s/ Russell Ellwanger	/s/ Oren Shirazi
Title:	CEO	VP Finance

NOTICE OF EXERCISE

To:

[                    ]

[1.	The undersigned hereby elects to purchase ( ) Ordinary Shares of Tower Semiconductor Ltd., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

[OR

The undersigned hereby elects to exchange the attached Warrant for              (                    ) [insert number of Warrant Shares] Ordinary Shares of Tower Semiconductor Ltd. on a Net Exercise basis, pursuant to Section 3(b) of the attached Warrant and the other terms and conditions contained therein.]

2.	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Ordinary Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

3.	Please issue a certificate representing said Ordinary Shares in the name of the undersigned.

4.	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

(Date)	(Print Name)

(Signature)